First Financial Bancorp


                             P R E S S  R E L E A S E


For Immediate Release                                             August 9, 2000


Contact Person:
Leon Zimmerman
President and CEO
(209) 367-2000




                         First Financial Bancorp Reports
              10% Increase in Second Quarter 2000 Operating Results


         Lodi, Calif. (August 9, 2000) - First Financial Bancorp (Symbol: FLLC), parent company of Bank of Lodi, N.A., today reported income from continuing operations of $196,000, or $0.13 per diluted share for its second quarter ended June 30, 2000. This compares with income from continuing operations of $178,000, or $0.11 per diluted share for the second quarter one year ago. "This represents an increase of 10.1% over our net income of one year ago," noted Leon Zimmerman, President and Chief Executive Officer. "We are pleased to see this Company continue to grow and expand while improving the quality of service to our customers, value to our shareholders and service to our communities."

         For the six months ended June 30, 2000, income from continuing operations was $542,000, or $0.35 per diluted share. This compares with income from continuing operations of $451,000, or 0.29 per diluted share for the first six months of 1999 and represents a 20.2% increase in year-to-date income from continuing operations.





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First Financial Bancorp                2                        August 9,  2000
Earnings Release




         Based upon 2000 year-to-date net income, the annualized return on average assets and equity were 0.61% and 7.69%, respectively. Under regulatory standards, the Bank is categorized as "well-capitalized" with a ratio of risk-adjusted assets to capital of 10.56% and a ratio of total capital to total assets of 7.70%.

         First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 800-265-8577 or at any one of its eight branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom. Bank of Lodi also offers investment services through its affiliation with Investment Centers of America.


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